Exhibit 99.1

FOR IMMEDIATE RELEASE         July 10, 2003

CONTACT: Jerry L. Calvert
(864) 594-5690 (Work) (864) 590-8858 (Cell)

First National Bank of Spartanburg Announces Record Earnings for Second Quarter of 2003; Net Income Up 90%  -

First National Bancshares, Inc., the bank holding company for First National Bank of Spartanburg, today announced record financial results for the quarter and six months ending June 30, 2003.

For the quarter, First National posted record net income of $221,462 or an increase of 90% over net income of $116,600 for the same period last year. Earnings per diluted share rose to $.16 for the quarter, an increase of 78% over $.09 per diluted share for the quarter ending June 30, 2002. Net income for the six months ended June 30, 2003 was $400,478 or $.30 per diluted share compared to net income of $143,478 or $.11 per diluted share in the same period last year, an increase of 179% in net income and 173% in earnings per diluted share.

Total assets ended the quarter at $160.3 million, an increase of 52.5% over total assets of $105.1 million a year ago. Total loans increased 43.3% to $111.9 million as compared to $78.1 million at June 30, 2002. Deposits ended the quarter at $139.0 million compared to $91.6 million at June 30, 2002, or an increase of 51.7%.

Jerry L. Calvert, President and CEO, said, “We are very pleased with our performance so far in 2003. Our net income has consistently increased each quarter and we are gaining greater efficiencies in our operations as we grow.”

Mr.     Calvert continued, “We are experiencing quality loan and deposit growth throughout our market area and we are also expanding our sources of noninterest income. We continue to evaluate opportunities for growth and expansion to create additional opportunities for growth.”

First National Bank of Spartanburg provides a wide range of financial services to consumer and commercial customers through three full-service offices in Spartanburg County and is a wholly-owned subsidiary of the bank holding company, First National Bancshares, Inc. Its stock is traded on the OTC Bulletin Board under the symbol, FNSC. Additional information about First National is available on its web site at www.firstnational-online.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.